UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report:  November 25, 2014

(Date of earliest event reported)

eGAIN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35314	77-0466366
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		identification number)

1252 Borregas Avenue, Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

(408) 636-4500 (Registrant’s telephone number, including area code) (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 21, 2014, eGain Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto. The Credit Agreement provides for the extension of revolving loans (“Revolving Loans”) in an aggregate principal amount not to exceed $10.0 million, and a term loan (“Term Loan”) in an aggregate principal amount not to exceed $10.0 million, but in each case limited by an amount not to exceed 60% of the Company’s trailing twelve month recurring revenues from hosted, subscription and maintenance fees attributable to software, as calculated under the Credit Agreement. The obligations under the Credit Agreement mature on November 21, 2019.

Loans borrowed under the Credit Agreement bear interest, in the case of LIBOR rate loans, at a per annum rate equal to the applicable LIBOR rate, plus 4.75%.  Loans borrowed under the Credit Agreement that are not LIBOR rate loans bear interest at a per annum rate equal to (i) the greatest of (A) the Federal Funds Rate plus 0.50%, (B) the one month LIBOR rate plus 1.00% per annum, and (C) the rate of interest announced, from time to time, by Wells Fargo Bank, National Association as its “prime rate,” plus (ii) 3.75%.

The Company will pay certain recurring fees with respect to the Credit Agreement, including servicing fees to the administrative agent. Prior to the first anniversary of the closing date of the Credit Agreement voluntary repayments of the Term Loan, voluntary permanent reductions of the commitment related to the Revolving Loans and certain mandatory prepayments are subject a prepayment premium of 1.0% of the amount prepaid or reduced.

Subject to certain exceptions, the loans extended under the Credit Agreement are subject to customary mandatory prepayment provisions with respect to the following: net proceeds from certain asset sales; net proceeds from certain issuances or incurrences of debt (other than debt permitted to be incurred under the terms of the Credit Agreement); net proceeds of certain judgments, settlements and other claims or causes of action of the Company; and a portion (with stepdowns based upon the achievement of a financial covenant linked to the Leverage Ratio (as such term is defined in the Credit Agreement)) of annual excess cash flow of the Company and its subsidiaries, and with such required prepayment amount to be reduced dollar-for-dollar by any voluntary prepayments of term loans.

The Credit Agreement contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting the ability of the Company and its subsidiaries to: incur additional indebtedness; incur liens; engage in mergers or other fundamental changes; consummate acquisitions; sell certain property or assets; change the nature of their business; prepay or amend certain indebtedness; pay dividends, other distributions or repurchase equity interests of the Company or its subsidiaries; make investments; or engage in certain transactions with affiliates. In addition, the Credit Agreement contains financial covenants which initially require the Company to achieve minimum EBITDA and liquidity levels.  However, subject to the conditions of the Credit Agreement, once the Company has achieved (but in any event no earlier than June 30, 2016) a minimum Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of 1.50 to 1.00 and a Leverage Ratio of less than 2.50 to 1.00, the Company will be required to comply with a minimum Fixed Charge Coverage Ratio and a specific Leverage Ratio.

The Credit Agreement contains customary events of default, including with respect to: nonpayment of principal, interest, fees or other amounts; failure to perform or observe covenants; monetary judgment defaults; bankruptcy, insolvency and dissolution events; cross-default to other material indebtedness; material inaccuracy of a representation or warranty when made; failure to perfect a lien; actual or asserted invalidity or impairment of any definitive loan documentation or repudiation of guaranties; or a change of control.

The obligations of the Company under the Credit Agreement are guaranteed by each other United States domestic subsidiary of the Company and are secured on a first priority basis by a perfected security interest in substantially all of the Company’s and each guarantor’s assets (subject to certain exceptions).

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The above description of the Credit Agreement contained herein is qualified in its entirety by the full text of such exhibit.

Item 1.02. Termination of a Material Definitive Agreement

Concurrently with the Company’s entry into the Credit Agreement described in Item 1.01 above, the Company paid in full and terminated that certain Loan and Security Agreement dated June 7, 2011, as amended, between the Company and Comerica Bank.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference herein.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

10.1 99.1

Credit Agreement, dated November 21, 2014, among eGain Corporation, Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto.

Press release, dated November 25, 2014, of eGain Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 25, 2014	eGAIN CORPORATION

By: /s/ Eric N. Smit
Eric Smit Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Signatory)

Exhibit Index

Exhibit No.	Description

10.1 99.1

Credit Agreement, dated November 21, 2014, among eGain Corporation, Wells Fargo Bank, National Association, as administrative agent and the lenders party thereto.

Press release, dated November 25, 2014, of eGain Corporation.